                                  EXHIBIT 99.1


** NEWS RELEASE **                                       Contact:
                                                         Hot Topic, Inc.
                                                         Mr. Jim McGinty, CFO
                                                         (626) 839-4681 x2675
                                                         jmcginty@hottopic.com



               HOT TOPIC, INC. DECLARES THREE-FOR-TWO STOCK SPLIT

         CITY of INDUSTRY, CA, August 12, 2003 -- Hot Topic, Inc. (Nasdaq National Market: HOTT), a national mall-based specialty retailer of music-licensed and music-influenced apparel, accessories and gift items for teens, announced today that its Board of Directors has declared a three-for-two split (in the form of a dividend) of its common stock. On the effective date of September 2, 2003, shareholders will receive a dividend of one additional share for every two shares they own at the close of business on the record date of August 21, 2003. Cash will be paid in lieu of issuing fractional shares based on the closing sales price of the Company's common stock on the effective date of the split.

         Following the effective date of the split, Hot Topic will have approximately 47.5 million shares outstanding. The Company split its stock three-for-two on February 6, 2002, two-for-one on December 27, 2000 and also two-for-one on December 28, 1999.

         The Company expects to issue a news release to report full financial results for the second quarter ended August 2, 2003 after market close on Wednesday, August 20, 2003. A conference call to discuss second quarter results, business trends, and other matters will be conducted at 4:30pm Eastern time on August 20, 2003. The conference call number is (888) 868-9080, and will be accessible to all interested parties. It will also be webcast at www.streetevents.com. A replay will be available at (973) 341-3080, pass code 3265628, and at www.streetevents.com.

         Hot Topic, Inc. is a national mall-based specialty retailer of music-licensed and music-influenced apparel, accessories and gift items for young men and women principally between the ages of 12 and 22. Torrid, the Company's second concept, is a mall-based specialty retailer of plus-size fashion-forward apparel and accessories that targets young women principally between the ages of 15 and 29. The Company currently operates 459 Hot Topic stores in 49 states and Puerto Rico, 41 Torrid stores and Internet stores www.hottopic.com and www.torrid.com.

         Except for the historical information contained herein, this news release contains forward-looking statements, including statements relating to financial results, projections and other financial performance, and managing growth. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the Company's new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic as well as other risks detailed from time to time in the Company's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended May 3, 2003 and its Annual Report on Form 10-K for the year ended February 1, 2003. The historical results achieved are not necessarily indicative of the future prospects of the Company.


                                       2